As filed with the Securities and Exchange Commission on September 21, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
American Greetings Corporation
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	36-0065325 (I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio (Address of Principal Executive Offices)	44144 (Zip Code)
American Greetings Corporation
Retirement Profit Sharing and Savings Plan
(Full title of plan)
Catherine M. Kilbane, Esq.
Senior Vice President, General Counsel and Secretary
One American Road, Cleveland, Ohio 44144
(Name and address of agent for service)
(216) 252-7300
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed		Proposed
Title Of Securities	To Be	Maximum Offering		Maximum Aggregate	Amount Of
To Be Registered	Registered (1) (2)	Price Per Share		Offering Price	Registration Fee
Class A Common Shares, $1 par value	1,500,000	$24.39	(3)	$36,585,000	$1,123.16
Class B Common Shares, $1 par value	900,000	$24.39	(3)	$21,951,000	$673.90

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Retirement Profit Sharing and Savings Plan.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional Class A and Class B Common Shares that may be issued or become issuable under the terms of the Plan in order to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction.

(3)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices as quoted on the New York Stock Exchange on September 18, 2007, which date is within 5 business days prior to the date of the filing of this Registration Period. There is no separate trading market for the Class B Common Shares.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents of American Greetings Corporation (the “Corporation” or the “Registrant”), previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:
1.	The Corporation’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007;

2.	The Corporation’s Quarterly Report on Form 10-Q for the quarter ended May 26, 2007;

3.	The Corporation’s Current Reports on Form 8-K dated March 1, 2007, June 22, 2007, and September 6, 2007; and

4.	The description of the Corporation’s Class A common shares and Class B common shares contained in the Corporation’s Registration Statement on Form 8-A (File No. 001-13859), filed on February 6, 1998, and all amendments and reports filed for the purpose of updating that description, including without limitation, Exhibit (3)(i) to the Corporation’s Annual Report on Form 10-K for its fiscal year ended February 28, 1999.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
     The American Greetings Corporation Retirement Profit Sharing and Savings Plan (the “Plan”) incorporates herein by reference the Annual Report on Form 11-K for the year ended December 31, 2006 for the Plan. All documents subsequently filed by the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in the Registration Statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Experts
     Ernst & Young LLP, independent registered public accounting firm, has audited (a) the Corporation’s consolidated financial statements (and schedule) included in its Annual Report on Form 10-K for the fiscal year ended February 28, 2007, and management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of February 28, 2007 and (b) the Plan’s financial statements (and schedule) included in its Annual Report on Form 11-K for the year ended December 31, 2006, as set forth in their reports, which are incorporated by reference in this Registration Statement. Such financial statements and management’s assessment are, and audited financial statements and American Greetings Corporation’s management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments, to the extent covered by consents filed with the Commission, given on the authority of such firm as experts in accounting and auditing.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.
     The Registrant’s Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification. The Registrant maintains a directors’ and officers’ insurance policy which generally insures the directors and officers of the Registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions.
Item 7. Exemption From Registration Claimed
     Not Applicable.
Item 8. Exhibits

Exhibit 4.1	Amended Articles of Incorporation of the Corporation (this Exhibit has been previously filed as Exhibit 3(i) to the Corporation’s Annual Report on Form 10-K for its fiscal year ended February 28, 1999 and is incorporated herein by reference)

Exhibit 4.2	Amended Regulations of the Corporation (this Exhibit has been previously filed as Exhibit 3(ii) to the Corporation’s Annual Report on Form 10-K Annual Report for its fiscal year ended February 28, 1999 and is incorporated herein by reference)

Exhibit 4.3	Forms of share certificate for Class A Common Shares and Class B Common Shares of the Registrant (the form of share certificate for Class A Common Shares has been previously filed as Exhibit 4(c) to the Corporation’s Registration Statement (File No. 33-39726) on Form S-3, filed with the Commission on May 6, 1991, and is incorporated herein by reference; the form of share certificate for Class B Common Shares has been previously filed as Exhibit 4(d) to Amendment No. 1 to the Registration Statement (File No. 33-39726) on Form S-3 and is incorporated herein by reference)

Exhibit 23.1	Consent of Independent Registered Public Accounting Firm

Exhibit 24	Power of Attorney (included at page II-5 of this Registration Statement)
The Registrant undertakes to submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act and each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, as of September 21, 2007.

American Greetings Corporation
By:	/s/ Zev Weiss
Zev Weiss
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zev Weiss, Jeffrey Weiss or Catherine M. Kilbane, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of September 21, 2007 in the capacities indicated.

/s/ Morry Weiss	/s/ Michael J. Merriman, Jr.

Morry Weiss, Chairman of the Board; Director	Michael J. Merriman, Jr. Director

/s/ Zev Weiss	/s/ William E. MacDonald, III

Zev Weiss, Chief Executive Officer (principal executive officer); Director	William E. MacDonald, III, Director

/s/ Jeffrey Weiss	/s/ Charles A. Ratner

Jeffrey Weiss, President and Chief Operating Officer; Director	Charles A. Ratner, Director

/s/ Scott S. Cowen	/s/ Jerry Sue Thornton

Scott S. Cowen, Director	Jerry Sue Thornton, Director

/s/ Jeffrey D. Dunn	/s/ Stephen J. Smith

Jeffrey D. Dunn, Director	Stephen J. Smith, Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Joseph S. Hardin, Jr.	/s/ Joseph B. Cipollone

Joseph S. Hardin, Jr., Director	Joseph B. Cipollone, Vice President and Corporate Controller; Chief Accounting Officer (principal accounting officer)

/s/ Stephen R. Hardis

Stephen R. Hardis, Director

     The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of the American Greetings Corporation Retirement Profit Sharing and Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on September 21, 2007.

AMERICAN GREETINGS CORPORATION RETIREMENT PROFIT SHARING AND SAVINGS PLAN
By:	/s/ Brian T. McGrath
	Name:	Brian T. McGrath
	Title:	Senior Vice President, Human Resources